September 29, 2000


Mr. Steven D. Krichmar
PricewaterhouseCoopers, LLP
160 Federal Street
Boston, MA 02110

Dear Mr. Krichmar:

On July 20, 2000, the Audit Committee of the Putnam Funds listed on the attached Exhibit voted to recommend to the Trustees not to retain PricewaterhouseCoopers LLP as the independent accountants for such funds. The Trustees were to consider this recommendation at their July meeting.

In accordance with the requirements of item 304 of Regulation
S-K please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating your agreement with the following:

     1. On July 20, 2000, the Audit Committee of the Putnam funds specified on Exhibit 1 voted not to retain
       PricewaterhouseCoopers LLP as the funds' independent accountants. The Trustees were to consider this recommendation at their July meeting.

     2. PricewaterhouseCoopers LLP's reports on the funds' financial statements for fiscal years ended in 1998 and 1999 did not contain an adverse opinion or a disclaimer of opinion, not were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

     3. During the funds' fiscal years ended in 1998 and 1999, and through the date hereof, (I) there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements

Mr. Steven D. Krichmar
September 29, 2000
Page 2


       if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years and (ii) there were no "reportable events" as defined in paragraph (a)(1)(v) of item 304 of Regulation S-K.

A copy of your letter will be filed with the Securities and Exchange Commission along with this letter as an exhibit to each fund's next Form N-SAR (in accordance with Sub-item 77k of Form N-SAR).

Sincerely,



/S/ John D. Hughes
Treasurer of The Putnam Funds




                          Exhibit 1

Trust/Fund                       1933 Act     1940 Act
                                 SEC File No: SEC File No:

Putnam Convertible Opportunities and Income Trust      33-
57901                            811-07253

Putnam Global Equity Fund        33-53135     811-7105

Putnam Small Cap Value Fund      33-56339     811-7237

Putnam High Yield Municipal Trust             33-27889
811-5795

Putnam Municipal Income Fund     33-26921     811-5763

Putnam Strategic Income Fund     33-55791     811-7221

Putnam Tax Free Health Care Fund           33-47739
811-6659

Putnam Managed High Yield Trust  33-61388     811-7658

Putnam Arizona Tax Exempt Income Fund         33-37992
811-6258

Putnam Florida Tax Exempt Income Fund         33-35677
811-6129

Putnam Vista Fund                2-27664      811-1561

Putnam Emerging Markets Fund     33-56339     811-7237

Putnam Global Natural Resources Fund          2-67827
811-3061

Putnam High Yield Trust          2-60492      811-2796

Putnam International Fund        33-56339     811-7237

Putnam U.S. Government Income Trust           2-87634
811-3897

Putnam Master Intermediate Income Trust       33-20610
811-5498

Putnam Diversified Income Trust  33-23623     811-5635

Putnam New York Tax Exempt Income Trust       2-83909
811-3741

Putnam New York Tax Exempt Money Market Fund      33-17344
811-5335

Putnam New York Tax Exempt Opportunities Fund     33-37001
811-6176